UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 12, 2015

LRI Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-173579	20-5894571
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 Armory Drive, Suite 300
Nashville, Tennessee  37204
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:
(615) 885-9056

Not Applicable
(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2015, LRI Holdings, Inc. (the “Company”) reached an agreement with Amy L. Bertauski, its Chief Financial Officer, whereby Ms. Bertauski will be leaving the Company effective February 27, 2015 (the “Separation Date”). On February 17, 2015, Logan’s Roadhouse, Inc., a wholly-owned subsidiary of the Company, entered into a Separation and Release Agreement (the “Agreement”) with Ms. Bertauski.  Ms. Bertauski has the right to revoke the Agreement within seven days of the execution date.  Pursuant to the terms of the Agreement, Ms. Bertauski will receive a severance payment equal to 52-weeks of her current gross salary, to be paid ratably over a 52-week period pursuant to the Company’s normal payroll schedule, along with continued payment of the Company’s contribution towards health benefits. Ms. Bertauski’s shares of stock of Roadhouse Holding Inc., the indirect parent of the Company, will be subject to the repurchase provisions of the Roadhouse Holding Inc. Stockholders Agreement. In addition, pursuant to the Agreement, all unvested stock options terminate, and Ms. Bertauski, upon 60 days written notice, has up to 365 days from the Separation Date to exercise any vested stock options. The Agreement contains customary confidentiality provisions and a full release of any claims against the Company by Ms. Bertauski. The term of the post-employment non-compete and non-solicitation provisions are one and two years, respectively.

The foregoing description is only a summary and is qualified by reference to the actual Agreement, which will be attached as an exhibit to our Quarterly Report on Form 10-Q for the period ended February 1, 2015.

On February 18, 2015, Nicole A. Williams was appointed to serve as the Company’s interim principal financial officer. Ms. Williams is the Company’s Vice President of Finance and also serves as its principal accounting officer.  Ms. Williams served as the Company’s Controller since 2009, and she has served as an officer of the Company since October 2011.  Ms. Williams is 41 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2015	LRI Holdings, Inc.

	By:	/s/ Samuel N. Borgese
Samuel N. Borgese
President and Chief Executive Officer
(Duly Authorized Officer)

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